Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated March 10, 2025, with respect to the consolidated financial statements of Kestrel Group, LLC for the years ended December 31, 2024 and 2023, which are incorporated by reference in this Registration Statement on Form S-8 dated June 3, 2025.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

June 3, 2025